UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2012

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 11, 2012, Regions Financial Corporation (“Regions”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Raymond James Financial, Inc. (“Raymond James”) pursuant to which Regions agreed to sell to Raymond James (the “Transaction”) all of the issued and outstanding shares of capital stock of Morgan Keegan & Company, Inc. and MK Holding, Inc. (collectively, “Morgan Keegan”). The Transaction is currently expected to close in the first quarter of 2012 (the “Closing”), subject to certain governmental approvals and the satisfaction of certain other customary closing conditions. Morgan Asset Management and Regions Morgan Keegan Trust (a division of Regions Bank) are not included in the Transaction.

Pursuant to the Stock Purchase Agreement, Raymond James will pay Regions $930 million in cash (the “Purchase Price”) for all issued and outstanding shares of capital stock of Morgan Keegan. The Purchase Price is subject to adjustment based on the aggregate amount of 2011 gross revenues generated by employees in certain selected business units who remain with Morgan Keegan or Raymond James as of the date 90 days following the date of the Closing (such date, the “Closing Date”). The purchase price will also be adjusted for changes in the tangible book value of Morgan Keegan between signing and Closing. Regions will also cause Morgan Keegan & Company, Inc. to declare a dividend to Regions, subject to FINRA approval, of $250 million prior to Closing.

In addition to customary indemnity for breach of representations and warranties and covenants, the Stock Purchase Agreement also provides that Regions will indemnify Raymond James for losses incurred in connection with any litigation or similar matter relating to pre-closing actions. The indemnifiable losses will be reduced by the reserves existing at Morgan Keegan as of the Closing Date and certain expenses incurred by Raymond James are subject to an annual $2 million deductible.

In connection with the Transaction, Regions and Raymond James will enter into various other business and transitional support agreements, including (1) a litigation cooperation agreement regarding the defense and settlement of various litigation matters, (2) an agreement governing certain cash sweep arrangements, (3) an agreement for the transfer to Raymond James of certain fiduciary assets held by Regions Bank for Morgan Keegan customers and (4) a transition services agreement for the provision of certain services on a transitional basis from Regions to Raymond James (and vice versa) following the Closing.

The foregoing summary of the Stock Purchase Agreement and the Transaction does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein in its entirety by reference. The representations and warranties included in the Stock Purchase Agreement were made by Regions, on the one hand, and Raymond James, on the other hand, to the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Stock Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Moreover, certain representations and warranties in the Stock Purchase Agreement were used for the purpose of allocating risk between Regions, on the one hand, and Raymond James, on the other hand, rather than as characterizations of the actual state of facts about Regions or Raymond James. Accordingly, such representations and warranties may not describe the actual facts or circumstances as of the date of the Stock Purchase Agreement or as of any other date and should not be relied upon.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Stock Purchase Agreement, dated January 11, 2012, between Regions Financial Corporation and Raymond James Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President,
General Counsel and Corporate
Secretary

Date: January 12, 2012